UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting material Pursuant to §240.14a-12

Dynavax Technologies Corporation

(Name of Registrant as Specified In Its Charter)

DEEP TRACK BIOTECHNOLOGY MASTER FUND, LTD.

DEEP TRACK CAPITAL, LP

DAVID KROIN

BRETT A. ERKMAN

JEFFREY S. FARROW

MICHAEL MULLETTE

DONALD J. SANTEL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Deep Track Capital, LP, a Delaware limited partnership (“Deep Track”), together with the other participants named herein (collectively the “Participants”), issued the following press release (the “Press Release”) related to Dynavax Technologies Corporation, a Delaware corporation (the “Company”). Deep Track or its fellow Participants may disseminate the Press Release or portions thereof from time to time.

Glass Lewis Recommends Shareholders Support Deep Track’s Case for Board Change at Dynavax Technologies

Glass Lewis Recommends Shareholders Vote FOR Deep Track Nominees Brett Erkman and Donald Santel and AGAINST Chairman Scott Myers and Director Brent MacGregor

Notes that “Deep Track has Highlighted Valid and Critical Questions Regarding Dynavax’s Strategic Direction, Capital Allocation, and Board Responsiveness”

Agrees that “Dynavax’s Current Capital Allocation Approach Appears Excessively Conservative”

Deep Track Urges Shareholders to Vote the WHITE Proxy Card to Elect ALL FOUR of Its Highly Qualified Nominees

GREENWICH, Conn.—(BUSINESS WIRE)—Deep Track Capital, LP, (together with its affiliates, “Deep Track” or “we”), one of the largest shareholders of Dynavax Technologies Corporation (NASDAQ: DVAX) (“Dynavax”, “DVAX” or the “Company”), with ownership of approximately 14.82% of the Company’s outstanding shares, today announced that leading independent proxy advisory firm Glass, Lewis & Co. (“Glass Lewis”) has recommended shareholders support boardroom change by voting for the election of Deep Track director nominees Brett Erkman and Donald Santel to the Company’s Board of Directors (the “Board”) at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”).

Deep Track stated:

“We are pleased that Glass Lewis has recognized the need for urgent change in the Dynavax boardroom by recommending shareholders support the election of Brett and Don. In its thoughtful and well-reasoned report, Glass Lewis aptly recognizes that the concerns we have raised around the Company’s strategic direction and capital allocation practices are valid issues that have likely contributed to reduced market confidence in Dynavax and share price underperformance. Notably, Glass Lewis recommends shareholders withhold their vote on Chairman Scott Myers, who is the architect of Dynavax’s current strategy.

While we agree with Glass Lewis’s analysis, we believe that electing all four of our nominees – three of whom are independent of Deep Track – remains the best path forward to ensure that shareholders’ best interests are prioritized. If elected, each of our nominees stands ready to work collaboratively with the legacy directors and would bring an objective, open-minded and solutions-oriented perspective to the boardroom. We look forward to continuing to engage with our fellow investors around how our nominees can help unlock Dynavax’s full potential for all shareholders.”

In its report, Glass Lewis supported Deep Track’s case for change, writing:1

•

“After evaluating the arguments presented by each side in this proxy contest, we believe that Deep Track has highlighted valid and critical questions regarding Dynavax’s strategic direction, capital allocation, and board responsiveness.”

[1]	Permission to quote Glass Lewis was neither sought nor received. Emphasis added.

•	“The Company’s TSR performance over the shorter and medium term has been far more muted, possibly suggesting growing investor apathy regarding the Company’s strategy and outlook.”

•	“Perhaps most critically, we concur with Deep Track’s assertion that Dynavax’s current capital allocation approach appears excessively conservative.”

•

“In light of our findings, we believe that shareholders should support the change of two incumbent board seats given the Company’s prolonged capital conservatism and the board’s limited responsiveness to shareholder feedback. Here, we believe shareholders here should support the removal of Management Nominees Brent MacGregor and Scott Myers. [T]he board already has several directors who bring similar incremental skills and operational profiles. We also note that both of these directors have served on the board for multiple years, with Mr. Myers having chaired the board since joining in October 2021.”

Glass Lewis cites deficiencies in the Board’s current composition and expresses its belief that Mr. Erkman and Mr. Santel would be valuable additions to the Board, noting:

•	“...we find that the board is notably lacking in directors with direct capital markets or institutional investor backgrounds.”

•

“Viewed in this light, we believe the board’s composition may fall short of reflecting the views of institutional shareholders or ensuring that capital allocation and governance matters are consistently evaluated through the lens of an active investor.”

•

“In the place of Management Nominees MacGregor and Myers, we believe shareholders would be best served electing Dissident Nominees Brett Erkman and Donald Santel, each of whom would add relevant and differentiated perspectives to the board.”

•

“Mr. Erkman’s extensive background as a public equity investor in the life sciences sector addresses what we believe is a notable deficiency in the current board’s composition and could help sharpen the board’s approach to capital allocation, shareholder engagement, and long-term value creation.”

•

“…while we acknowledge the qualifications of each Dissident Nominee, we view Mr. Erkman’s investor background as offering the most distinct and potentially complementary perspective to the current board.”

•

“Mr. Erkman’s two decades of experience as an investor and managing director in the life sciences sector suggest that he would bring a valuable lens to board-level deliberations on matters such as capital allocation, investor communication, and strategic positioning. His long history as an investor in Dynavax, dating back to the HBV-16 trial, further adds a layer of familiarity with the Company’s development trajectory and market expectations.”

•

“Mr. Santel, for his part, brings meaningful experience as a life sciences executive with a strong transactional background, which could enhance the board’s ability to critically evaluate strategic options.”

•

“Mr. Santel appears to have been viewed more favorably by the Company during settlement negotiations, and we recognize his prior CEO experience and M&A track record as potentially additive in the context of Dynavax’s evolving capital deployment strategy.”

Glass Lewis detailed concerns around the Board’s capital allocation strategy, writing:

•

“Notably, the Company has maintained a current ratio above 9.0x for the past two years, beginning with the quarter ended March 31, 2023. This sustained elevation suggests a prolonged period of potentially captive capital, raising questions about whether the board has missed opportunities to deploy excess liquidity more productively.”

•

“While the Company has stated that its cash provides strategic flexibility for pipeline development and business development opportunities, we believe the magnitude of its liquidity position supports the Dissident’s contention that the Company’s capital deployment may be overly conservative given its size, portfolio, and outlook.”

•

“Moreover, despite its share repurchase activity, the Company continues to maintain a substantial cash balance – representing over half of its market capitalization as of March 31, 2025 – which may temper the board’s assertion that it has meaningfully returned excess capital. Viewed in this context, while the Company’s use of repurchases distinguishes it from certain peers, questions remain as to whether the scale and timing of those repurchases have been sufficiently aligned with shareholder expectations and the Company’s liquidity position.”

With respect to the Company’s recent capital raise, Glass Lewis states:

•

“…we believe the Dissident raises a fair question as to why the Company needed to raise additional capital at all, particularly given its already substantial cash position. While the Company has suggested that the added flexibility could support future investments or business development activity, no specific use of proceeds has been disclosed to date, leaving open the question of whether such capital was truly necessary at this time.”

For more information, including details on how to vote Deep Track’s WHITE proxy card, please visit www.RefocusDVAX.com.

EVERY VOTE MATTERS

Your vote is important, no matter how many shares of Common Stock you own.

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of Deep Track’s proxy materials, please visit www.RefocusDVAX.com or contact our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), using the contact information provided here:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call toll-free (877) 687-1865

About Deep Track Capital

Deep Track Capital is a Greenwich, Connecticut-based investment firm focused exclusively on the life sciences industry. We develop long term partnerships with management teams of leading innovative public and pre-IPO biotechnology companies. In addition to capital, we seek to invest our time and expertise, while leveraging our network for the benefit of our partners. We aim to lead transactions while building large syndicates, and also to invest in rounds led by other qualified investors.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if any of the underlying assumptions of Deep Track Capital, LP (“Deep Track”) or any of the other participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward looking statements should not be regarded as a representation by Deep Track that the future plans, estimates or expectations contemplated will ever be achieved.

Certain statements and information included herein may have been sourced from third parties. Deep Track does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

Deep Track disclaims any obligation to update the information herein or to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such information, projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Deep Track and the other Participants (as defined below) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2025 annual stockholders meeting (the “2025 Annual Meeting”) of Dynavax Technologies Corporation, a Delaware corporation (“DVAX”). Shortly after filing its definitive proxy statement with the SEC, Deep Track furnished the definitive proxy statement and accompanying WHITE universal proxy card to some or all of the stockholders entitled to vote at the 2025 Annual Meeting.

The participants in the proxy solicitation are Deep Track, Deep Track Biotechnology Master Fund, Ltd. (the “Record Stockholder”), David Kroin (all of the foregoing persons, collectively, the “Deep Track Parties”), Brett A. Erkman, Jeffrey S. Farrow, Michael Mullette and Donald J. Santel (such individuals, collectively with the Deep Track Parties, the “Participants”). As of the date hereof, the Deep Track Parties beneficially own an aggregate of 17,791,486 shares (the “Deep Track Shares”) of the common stock, par value $0.001 per share, of DVAX (the “Common Stock”). The Deep Track Shares collectively represent approximately 14.53% of the outstanding shares of Common Stock based on 122,411,685 shares of

Common Stock outstanding as of the record date for the 2025 Annual Meeting as reported in DVAX’s Definitive Proxy Statement filed with the SEC on April 17, 2025. Each of the Deep Track Parties may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Deep Track Shares. As of the date hereof, none of the other Participants beneficially own any shares of Common Stock.

IMPORTANT INFORMATION AND WHERE TO FIND IT

DEEP TRACK STRONGLY ADVISES ALL STOCKHOLDERS OF DVAX TO READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT, AND OTHER PROXY MATERIALS FILED BY DEEP TRACK WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT, WHEN FILED, AND OTHER RELEVANT DOCUMENTS, WILL ALSO BE AVAILABLE BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20th FLOOR, NEW YORK, NY 10022 (STOCKHOLDERS CAN CALL TOLL-FREE: (877)-687-1865).

Contacts

Investor Contact

Innisfree M&A Incorporated

Scott Winter / Gabrielle Wolf

+1 212-750-5833

Media Contact

Longacre Square Partners

deeptrack@longacresquare.com